Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 9, 2013 with respect to the Statements of Combined Revenues and Direct Expenses of Oil and Gas Properties Acquired by Atlas Resource Partners, L.P. from EP Energy LLC for the year ended December 31, 2011, the period January 1, 2012 to May 24, 2012, and the period May 25, 2012 to December 31, 2012 incorporated by reference from the Current Report of Atlas Resource Partners, L.P. on Form 8-K/A, filed October 9, 2013 in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 3, 2014